Consent of Independent Auditors
                        -------------------------------

To the Board of Directors
CI Sell Cars, Inc.
Tomball, Texas

We hereby consent to the incorporation in this Form SB-2 Registration Statement of our report dated May 6, 2003 relating to the financial statements of CI Sell Cars, Inc. for the period from September 6, 2002 (Inception) through April 30, 2003.

October 27, 2003

/s/ Malone & Bailey, PLLC
Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas